Exhibit 99.1

Rob McEwen, Chief Owner of McEwen Mining has an Important Message for Share Owners

Conference Call Announced for May 22nd 10 am (Eastern)

Toronto, Ontario

May 21, 2012

Dear Fellow Share Owners,

At our Annual General Meeting (AGM) held last Thursday, I spoke about recent developments in Argentina that could impair our ability to internally fund our growth plans. Immediately following the meeting, we issued a news release with the word “cautions” in the headline to ensure all of you would be aware of this possibility.

For the many of you who could not attend the AGM last week and have questions about our future, we invite you to take part in a conference call scheduled for tomorrow (Tuesday May 22nd) at 10 am eastern. Details for the conference call can be found at the bottom of this news release.

As the company’s largest share owner, holding 67 million shares, I want you to understand we do have options. This is not the end of the road but rather a possible nasty bump along our path of building MUX. I say possible because at the moment we do not have a clear picture of the consequences of these developments on our cash flow, but it is always prudent to plan for the worse.

Fortunately, we have some special assets and we have time to plan for the best way to replace a possible interruption in our cash flow. Our treasury has adequate funds to cover our operations and development until Q2 2013. By that time if conditions have not changed we expect to have explored and executed on one or all of the following steps to provide the necessary development funding: the sale or partial sale of the Los Azules copper project, the sale of a royalty, debt financing, a rights issue and equity issue or a combination with another company.

My goal is to see your investment and mine multiply many times. I have invested $110 million dollars because I believe MUX has some world class assets and that over time it will be worth considerably more than today.

In the near term, we will be delivering new resource estimates for Los Azules and El Gallo by the end of June. In July, gold production starts in Mexico. In Q3, we will be issuing the feasibility study for El Gallo-Phase 2.

Earlier this year you approved the creation of McEwen Mining through the merger of US Gold and Minera Andes. Despite our current share price, I believe we have the beginnings of a great company.

We will preserver! We will overcome! We will grow!

Conference Call Details:

McEwen Mining’s Chief Owner, Rob McEwen, will host a conference call on Tuesday May 22, 2012 at 10:00 AM ET.

WEBCAST: http://www.gowebcasting.com/3365

TELEPHONE:

Participant dial-in number(s): 416-340-2217 /866-696-5910

Participant pass code: 3657413

REPLAY:

Dial-in number(s): 905-694-9451 / 800-408-3053
Pass code: 9980577

Please note the telephone number above can accommodate 50 people. Should the line be full, please use the link above and it will allow you to access the conference call via the Internet.

About McEwen Mining (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for inclusion in the S&P 500 by 2015 by creating a high growth, low-cost, mid-tier silver and gold producer focused in the Americas. McEwen Mining’s principal assets consist of the San José mine in Santa Cruz, Argentina (49% interest); the El Gallo Complex in Sinaloa, Mexico; the Gold Bar Project in Nevada, US; the Los Azules Project in San Juan, Argentina and a large portfolio of exploration properties in Argentina, Nevada and Mexico. In 2012, McEwen Mining is planning to spend approximately US$40 million on exploration.

McEwen Mining has 267,919,384 shares issued and outstanding. Rob McEwen, Chairman, President and CEO, owns 25% of the shares of the Company. As of March 31, 2012, McEwen Mining had cash and liquid assets of US$66.7 million, comprised of cash of US$41.1 million, silver and gold bullion at market value of US$21.4 million and marketable securities of US$1.1 million. The company continues to hold a significant portion of its treasury in bullion with the belief that prices will continue to rise.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this press release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, risks related to business integration as a result of the business combination between US Gold and Minera Andes, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, risks related to litigation including specifically but not limited to ongoing litigation with respect to the Los Azules property which if resolved adversely to the Company, would materially affect the Company’s ability to develop the Los Azules project, property title, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

For further information contact:

Jenya Meshcheryakova	Mailing Address
Investor Relations	181 Bay Street Suite 4750
Tel: (647) 258-0395	Toronto, ON M5J 2T3
Toll Free: (866) 441-0690	PO box 792
Fax: (647) 258-0408	E-mail: info@mcewenmining.com